Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                        Votes for     Votes withheld
Liaquat Ahamed          545,333,593   24,865,496
Ravi Akhoury            545,906,178   24,292,911
Barbara M. Baumann      549,255,821   20,943,268
Jameson A. Baxter       548,878,213   21,320,877
Charles B. Curtis       548,266,326   21,932,764
Robert J. Darretta      548,954,413   21,244,676
Katinka Domotorffy      547,720,210   22,478,879
John A. Hill            548,926,132   21,272,957
Paul L. Joskow          548,318,739   21,880,351
Kenneth R. Leibler      549,128,017   21,071,073
Robert E. Patterson     548,989,554   21,209,535
George Putnam, III      548,805,405   21,393,685
Robert L. Reynolds      549,170,754   21,028,335
W. Thomas Stephens      548,523,544   21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for     Votes against    Abstentions   Broker non-votes
16,289,509    569,528          1,400,303     0

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for     Votes against    Abstentions   Broker non-votes
507,595,281   19,452,349       43,151,459    0

All tabulations are rounded to the nearest whole number.